EXHIBIT 10.54
CRITICAL THERAPEUTICS, INC.
2008 SALARIES FOR EXECUTIVE OFFICERS
     On November 5, 2007, based on the recommendation of the Compensation Committee of the Board of Directors of Critical Therapeutics, Inc. (the “Company”), the independent directors of the Board of Directors approved market adjustments and merit increases in the 2008 annual base salaries for executive officers effective January 1, 2008. In addition, in connection with the appointment of Trevor Phillips, Ph.D. as President and Chief Executive Officer effective April 1, 2008, the Company and Dr. Phillips entered into an amended and restated employment agreement that provides for an increase in Dr. Phillips’ annual base salary. The current 2008 annual base salary for each executive officer is as follows:

		Amount of 2008 Annual
Name	Position	Base Salary
Frank E. Thomas*	President and Chief Executive Officer	$358,800

Trevor Phillips, Ph.D.*	Chief Operating Officer and Senior Vice President of Operations	$330,000

Thomas P. Kelly	Chief Financial Officer and Senior Vice President of Finance and Corporate Development	$279,500

Scott B. Townsend, Esq.	General Counsel, Senior Vice President of Legal Affairs and Secretary	$275,000

Jeffrey E. Young	Chief Accounting Officer, Vice President of Finance and Treasurer	$202,800

*	On March 2, 2008, Frank E. Thomas resigned as President and Chief Executive Officer effective March 31, 2008. On March 4, 2008, the Company announced that the Board of Directors appointed Trevor Phillips, Ph.D. as President and Chief Executive Officer of the Company effective April 1, 2008.